Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Results for Third Quarter of Fiscal 2007
Board of Directors Approves Two-for-One Forward Stock Split
SEATTLE, WA—July 25, 2007—For the third quarter of fiscal 2007, ended June 30, F5 Networks announced revenue of $132.4 million, up 4 percent from $127.6 million in the prior quarter and 32 percent from $100.1 million in the third quarter of fiscal 2006. Net income was $21.8 million ($0.51 per diluted share), compared to $20.0 million ($0.47 per diluted share) in the prior quarter and $17.0 million ($0.41 per diluted share) in the third quarter a year ago.
Representing the company’s 18th consecutive quarter of sequential revenue growth, results were within the company’s guided revenue range and above its published earnings target. According to F5 president and chief executive officer, John McAdam, bookings outpaced revenue during the quarter, resulting in a positive book-to-bill at quarter-end.
In addition to solid revenue and earnings growth, the company continued to strengthen its balance sheet during the third quarter. Deferred revenue, principally from service maintenance contracts, grew 11% compared to the prior period to $83.2 million. Cash flow from operations was $38.2 million, and the company ended the quarter with $633 million in cash and investments.
Commenting on the current quarter, McAdam said he believes F5 is positioned for a strong finish to fiscal 2007. “For a variety of reasons, including seasonal strength in North America, Japan and the U.S. Federal market, Q4 is typically our strongest quarter. We also expect to begin seeing a significant return on the investments we made in expanding our sales organization during the first half of the year.”
For the fourth quarter of fiscal 2007, ending September 30, McAdam said management has set a revenue goal of $142 million to $144 million with an earnings target of $0.53 to $0.55 per diluted share.

Two-for-One Forward Stock Split
F5 also announced today that its Board of Directors has approved a two-for-one forward stock split of the Company’s common stock. This stock split will be effected by the issuance of a dividend of one share of F5 common stock for every share of its common stock issued and outstanding as of the record date of August 10, 2007. New shares of F5 common stock resulting from the stock split will be issued by F5 transfer agent, American Stock Transfer, and F5 common stock will begin trading on the Nasdaq Global Select Market on a split-adjusted basis on August 20, 2007. Following the stock split, F5 will have approximately 84.2 million shares issued and outstanding, based on the number of shares outstanding as of July 23, 2007. Reflecting the effect of the stock split, managements earnings guidance of $0.53 to $0.55 per diluted share referenced above translates to $0.27 to $0.28 per diluted share on a post split basis. In addition, F5 will amend its articles of incorporation to increase its authorized number of shares of common stock from 100 million shares to 200 million shares concurrent with the stock split.
If a shareholder is contemplating a sale of F5 shares between the record date and the payment date, he or she should consult a broker regarding entitlement to the split shares.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability — all on one universal platform. Over 10,000 organizations and service providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com.
Forward Looking Statements
Statements in this press release concerning the continuing strength of F5’s business, sequential growth, the target revenue and earnings range, demand for application delivery networking and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: customer acceptance of our new traffic management, security, application delivery and WAN optimization offerings; the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets; and the unpredictability of F5’s sales cycle.
F5 has no duty to update any matters discussed in this press release. More information about potential risk factors that could affect F5’s business and financial results is included in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, and other public filings with the Securities and Exchange Commission.
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F5 Networks, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30,	September 30,
	2007	2006
Assets

Current assets
Cash and cash equivalents	$48,040	$37,746
Short-term investments	345,899	336,427
Accounts receivable, net of allowances of $2,578 and $2,858	77,693	62,750
Inventories	9,278	5,763
Deferred tax assets	4,503	4,682
Other current assets	19,627	15,607

Total current assets	505,040	462,975

Restricted cash	3,946	3,929
Property and equipment, net	33,307	29,951
Long-term investments	238,818	118,003
Deferred tax assets	10,889	18,657
Goodwill	81,701	81,701
Other assets, net	13,109	14,295

Total assets	$886,810	$729,511

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$23,225	$13,174
Accrued liabilities	30,008	31,583
Deferred revenue	73,425	54,880

Total current liabilities	126,658	99,637

Other long-term liabilities	8,488	7,976
Deferred revenue, long-term	9,824	5,440

Total long-term liabilities	18,312	13,416

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 100,000 shares authorized, 41,956 and 40,778 shares issued and outstanding	583,349	521,791
Accumulated other comprehensive loss	(1,332)	(1,038)
Retained earnings	159,823	95,705

Total shareholders’ equity	741,840	616,458

Total liabilities and shareholders’ equity	$886,810	$729,511

F5 Networks, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues
Products	$97,751	$77,192	$285,939	$218,558
Services	34,674	22,937	94,121	63,774

Total	132,425	100,129	380,060	282,332

Cost of net revenues (1)
Products	20,770	15,869	60,411	45,903
Services	8,867	6,649	24,565	17,469

Total	29,637	22,518	84,976	63,372

Gross Profit	102,788	77,611	295,084	218,960

Operating expenses (1)
Sales and marketing	45,158	32,364	127,390	92,391
Research and development	17,476	12,517	49,101	35,271
General and administrative	12,375	10,175	38,060	24,720

Total	75,009	55,056	214,551	152,382

Income from operations	27,779	22,555	80,533	66,578
Other income, net	7,175	4,759	20,836	11,606

Income before income taxes	34,954	27,314	101,369	78,184
Provision for income taxes	13,145	10,349	37,251	29,931

Net Income	$21,809	$16,965	$64,118	$48,253

Net income per share - basic	$0.52	$0.42	$1.55	$1.21

Weighted average shares - basic	41,807	40,553	41,417	39,942

Net income per share - diluted	$0.51	$0.41	$1.51	$1.16

Weighted average shares - diluted	42,655	41,659	42,416	41,426

(1) Includes stock-based compensation as follows:

Cost of net revenues	$622	$385	$1,815	$1,083
Sales and marketing	4,040	2,289	11,877	6,578
Research and development	2,562	1,622	7,541	4,600
General and administrative	3,349	1,457	9,774	4,335

	$10,573	$5,753	$31,007	$16,596